Exhibit 99.1

Contact:	Matthew Skelly
Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(877) 950-7473
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

ANNOUNCES THE PROMOTION OF ROBERT W. KARLOVICH AS CHIEF FINANCIAL OFFICER AND

THE RESIGNATION OF ERIC T. KALAMARAS AS CHIEF FINANCIAL OFFICER

Philadelphia, PA, October 4, 2011 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today announced that the Partnership has promoted Robert W. “Trey” Karlovich, III, the Partnership’s Chief Accounting Officer, to become its Chief Financial Officer. The Partnership is also announcing the resignation of Eric T. Kalamaras, the current Chief Financial Officer, which becomes effective on October 31, 2011. Mr. Karlovich will remain as the Partnership’s Chief Accounting Officer.

Mr. Kalamaras informed the Partnership on September 28, 2011 that he is resigning as the Partnership’s Chief Financial Officer effective October 31, 2011 for personal reasons and not as a result of any disagreement with the Partnership or its management.

Mr. Karlovich is a certified public accountant whom has served as the Partnership’s Chief Accounting Officer since November 2009. He was the Chief Accounting Officer at Atlas Energy, L.P. (formerly Atlas Pipeline Holdings, L.P. (NYSE: AHD)) from November 2009 until its restructuring in February 2011. Before that, he was the Controller of Atlas Pipeline Mid-Continent, LLC, the Partnership’s wholly-owned subsidiary, since September 2006.

“Eric has been a great partner and executive over the past two years, and has been instrumental in our team’s accomplishments to reposition the Partnership to the enviable state it is in today. I can say that the goals that we had put in place when this management team took over have been largely accomplished and our balance sheet, distribution growth, and share price has reflected this. We wish Eric great success going forward and look forward to working with Trey as we continue to execute at the Partnership”, said Eugene N. Dubay, Chief Executive Officer of the Partnership.

“I want to thank the Partnership for this opportunity over the past couple of years. I would also like to thank our market participants, investors, and all interested parties for their interest in Atlas Pipeline during my time here. Investors should feel comfort in Trey’s promotion given his intricate financial knowledge of the Partnership during his significant tenure here. I am pleased to have had such great success here working with Gene to accomplish so much in such a short period of time”, stated Eric T. Kalamaras, Chief Financial Officer of the Partnership.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in the West Texas LPG Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.75 million common limited partner units of APL. Additionally, ATLS owns an interest in over 8,500 producing natural gas and oil wells, representing over 185 Bcfe of net proved developed reserves. For more information, please visit the Partnership’s website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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